[CCF HOLDING COMPANY LETTERHEAD]



Dear Fellow Shareholder:

We are writing to update you on recent occurrences at your bank. We are proud to announce that we opened a Fayette County, Georgia office in temporary quarters on February 10th and are looking forward to the permanent branch being ready late summer or early fall of this year. We are also working towards the establishment of another office in McDonough, Georgia (Henry County) in the next few months.

By this time you are probably aware that we have changed our name to HERITAGE BANK, effective February 4, 1997. We feel this new name more accurately reflects who we are and what we will be without losing our ties to the past.

We certainly recognize the dramatic change sin the financial services industry and are doing our best to adapt to them. Both Fayette and Henry Counties are growing rapidly and we are trying to leverage our high level of capital by expanding into these new markets.

Costs associated with opening, staffing and equipping the Fayette branch, and similar costs for the McDonough branch, and the hiring of additional personnel in our main office to provide customers with additional loan products will result in increased expenses and reduced net income until we can achieve certain levels of deposit and loan activity. This situation is expected to continue for at least the next nine months. We do not expect the decrease in earnings to be prolonged and in the long term, this expansion of markets, personnel, products and services should enhance shareholder value. However, as with any expansion, if the new branches or additional personnel do not ultimately result in increased deposit and loan activity and increased net interest income, these expenses would continue to have an adverse affect on net income.

None of these positive changes will be possible without you and your continued support. Our goal is simple to enhance shareholder value. We will try to keep you informed and I am always available if you have questions or concerns.

Very truly yours,

/s/ D. B. Turner

D. B. Turner
President and
Chief Executive Officer